UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2012

HORIZON TECHNOLOGY FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	814-00802	27-2114934
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

312 Farmington Avenue

Farmington, CT 06032

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (860) 676-8654

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication41mbayaqs pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’ Business and Operations
Item 1.02	Termination of a Material Definitive Agreement

On December 6, 2012, Horizon Credit I LLC (“HCI”), a wholly-owned subsidiary of Horizon Technology Finance Corporation (the “Company”), repaid all of its outstanding obligations to Portigon AG, successor in interest to WestLB AG, New York Branch (“WestLB”), pursuant to a certain Credit and Security Agreement, dated as of March 4, 2008, by and among HCI, as borrower, WestLB, as lender and agent and U.S. National Bank, as custodian and paying agent (as subsequently amended from time to time, the “WestLB Credit Agreement”) and terminated the WestLB Credit Agreement. The WestLB Credit Agreement had a facility limit of $125 million and a three year initial revolving term which expired on March 3, 2011. The revolving loans extended pursuant to the WestLB Credit Agreement were collateralized by all loans and warrants held by HCI. At September 30, 2012 and December 31, 2011, the Company had actual borrowings outstanding of approximately $9.6 million and $46.7 million, respectively, under the WestLB Credit Agreement. In connection with the termination of the WestLB Credit Agreement, the Company also terminated a certain Sale and Contribution Agreement, dated as of March 4, 2008, by and between Compass Horizon Funding Company, as seller, and HCI, as purchaser (the “Sale and Contribution Agreement”). The Sale and Contribution Agreement provided for the purchase by HCI of certain loans and warrants which were pledged as collateral under the WestLB Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2012	HORIZON TECHNOLOGY FINANCE CORPORATION
	By:	/s/ Robert D. Pomeroy, Jr.
Robert D. Pomeroy, Jr.
Chief Executive Officer